Exhibit 99.2

Transcript of
Westmoreland Coal Company
Investor Conference Call
December 24, 2013/10:30 a.m. EDT

Presenters
Keith Alessi - Executive Chairman
Robert King - Chief Executive Officer
Kevin Paprzycki - Chief Financial Officer
Doug Kathol - Executive Vice President

Presentation

Operator
Good morning, ladies and gentlemen. Welcome to Westmoreland Coal Company's call to discuss its announcement this morning to acquire the mining operations of Sherritt International. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session which will be conducted by telephone. Web participants wishing to ask a question will need to dial in by telephone to the audio portion of the call. (Operator instructions). As a reminder, this conference is being recorded today and a replay will be made available as soon as practical on the investor portion of the Westmoreland website through June 24, 2014.

Management's remarks today may contain forward-looking statements based on the company's projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The company's actual results may differ materially from the projections given and results discussed in any such forward-looking statements.

For a summary of risk factors and other information regarding forward-looking statements, please refer to the company's Form 10-K for fiscal year 2012 as well as the company's Form 10-Q for the third quarter of 2013. Any forward-looking statements represent the company's views only as of today and should not be relied upon as representing its views as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so even if its estimates change, and therefore, you should not rely on these forward-looking statements as representing the company's views as of any dates subsequent to today.

Mr. Keith Alessi, Executive Chairman of Westmoreland Coal Company will be delivering today's remarks along with Mr. Robert King, Chief Executive Officer and Mr. Kevin Paprzycki, Chief Financial Officer. Thank you, Mr. Alessi. Please begin.

Keith Alessi - Executive Chairman
Thank you. Good morning to everybody joining us on this day before Christmas. Obviously, we're here today to talk about a couple of really good pieces of news for Westmoreland Coal Company. We see that there are some new folks on the line that we haven’t normally talked to, some of our new business partners. We're delighted to chat with them as well.

Also joining us on the call this morning is Doug Kathol, our Executive Vice President. We'll certainly have the question and answer period here at the end of the remarks.

It was not but two years ago that we had a call with investors. It was two years ago yesterday, that we announced the acquisition of the Kemmerer Mine from Chevron. We described at that time to our shareholders and our bondholders what a positive acquisition we felt that was and how we felt that we could not only operate that mine effectively and efficiently, but work to reduce costs for our customers in that region.

Over the last two years, that story has played out exactly as we described at the time of the acquisition. It's proven to be a very sound investment. It's outperformed all the expectations we had going in and we've of course had people asking us since that time, well, what are you going to do next? We've talked on virtually every conference call about the fact we've been looking at other assets that we see fit our business model and Bob King is going to talk about those in a bit, but if we were to draw up a portfolio of assets that perfectly fit our business model, that being the mine mouth operations, the Sherritt Assets in Canada would have fit that bill.

We've been in conversations now for the better part of the year to acquire these assets and we're very pleased to announce this morning the information that you saw in the press release, and we're not going to go back through the press release. You can read some of the highlights there. We'd like to add a little bit more color to it. Certainly, the day before Christmas, Christmas Eve, is not the day you would pick normally to make this kind of announcement, but those of you who have been around deals know that deals have their own life and their own timing and at the eleventh hour things come up and this just happens to be how it fell on the calendar so, we're delighted to be chatting here this morning.

Similarly, the transaction that we announced yesterday with Dominion Power coincidentally fell yesterday. These were not reliant upon each other. They were totally different situations. They just both came to final culmination at the same time.

What we really like about this transaction, it's clearly transformative. It doubles our business. It looks exactly like the business we already have, very good mines, well equipped, great work forces, great customers, and interestingly, if you were to leave Montana or North Dakota from our mines and go directly north, these are the next groups of mines you'd run into once you got north of the border. They're mining pretty much the same geology as we are.

This combined entity would make us the sixth largest coal producer in North America. We would be the largest, we believe, operator of draglines in North America. It would give us 27 draglines out of what we think are about 110 in North America. It plays to our expertise as dragline operators, as low-cost providers. We feel that in partnership with our customers and our employees in the new Canadian operation that we can work to be even more efficient and help drive down cost of electricity for consumers in the provinces that are served.

We couldn't be more excited about this suite of assets. It's just a really great group of mines and great groups of people and we've been exposed to the folks not only at the mines but in the administrative offices in Edmonton, obviously as well as the folks in Toronto from Sherritt. They're just first-class people all around and they’ve been super cooperative through this whole process.

I'm going to let questions at the end of our comments, Kevin is going to talk about some of the numbers, but I have to issue a couple of disclaimers here. Canadian accounting principles and Canadian measurement of reserves differ from U.S. GAAP. So, some of the numbers that you see in our press release here today are loose translations. There's not going to be any material changes from those, but it will require a full conversion to U.S. accounting principles and SEC on reserves and Bob will talk about that. We think these are pretty conservative numbers on reserves based on the way we account for them down here. So, that process will be ongoing.

The other thing that’s obviously missing and we're getting a lot of calls on, is well, what's your capital structure going to look like after this? Until we have an offering memorandum and/or a prospectus on the street, we can't speak to that. What we can say is that we're going to look at the market. We obviously have some thoughts and assumptions which we probably cannot share with you as we sit here this morning, but this deal is going to close based on the fully financed arrangements that BMO and Deutsche Bank have provided the company with and we'll certainly be evaluating what all of our opportunities are. We're not going to be evasive here this morning, but on the other hand, we're not going to trip ourselves up in terms of any SEC disclosures without having the appropriate documents for people to be looking at. So, hopefully you'll understand if we don’t go down that path. But we can give you very broad brush view on how we view the transaction.

We see this very similar to the Kemmerer transaction, where we levered up in the short term and quickly de-levered over about a 24-month period of time. Obviously, the numbers are much larger here than with Kemmerer.

Those are my comments on this transaction. Let me briefly talk about the ROVA transaction. Kevin will also talk a little bit about that. Those of you who have followed us for some time know that ROVA has really been the Sword of Damocles hanging over our head.

It's a power plant that we own and we have under-market coal contracts that are expiring. If we were unable to restructure the agreement with Dominion, the economics of that power plant would go radically upside down. All the models that bond holders have seen, all the rating agency presentations have assumed that the plant would be, worst-case scenario, shut down, because we obviously, we were not going to run it at a negative.

We've been able to restructure that agreement to allow us to operate at a positive EBITDA and profitability here over the next five years, at which time that contract runs out and the plant would be unencumbered. From a contract standpoint, we'd have an opportunity to monetize that asset, and I'll let Kevin talk to the magnitude of that.

So, we're a pretty excited group, pretty tired group. People have been working around the clock here for the last several days. I'm going to turn it over to Bob to comment a bit on the assets themselves. Kevin will comment a little bit on a high level on the financials. He'll kick it back to me and then we'll open it up for questions. Bob.

Robert King - Chief Executive Officer
Thank you, Keith. As Keith said, this coal business aligns perfectly with our business model and our core competencies, and one of our major core competencies is providing low-cost fuel to our utility customers. We work very closely with our customers to ensure that we are all on the same page and that we're all marching in the same direction and we look forward to establishing relationships with our new business partners in that regard.

As part of this transaction, we're acquiring seven active coal mining operations. These include the Paintearth, Sheerness, Boundary Dam, Bienfait, Poplar River, Genesse and Coal Valley Mines. In addition, we're getting a mine which is presently in reclamation which is called the Obed Mine. Annual production from these operations is about 26 million tons a year, which basically doubles our production.

Along with this, we're also getting an estimated 676 million tons of coal reserves, and as Keith cautioned, these reserves are basically calculated based on Canadian standards and are reported in Sherritt's 2012 Annual Information Form. We believe that with these reserves, that overall for Westmoreland, this will get us over a billion tons of cumulative reserves. Right now, we're reporting about 550 million tons of reserves for Westmoreland.

Also included in this transaction are a couple of other businesses that we're pretty excited about. One of them is a char production facility which supplies char to barbeque customers and the other one is a 50% interest in an activated carbon plant with Cabot Corporation in providing activated carbon for things like mercury reduction in power plant gasses and stuff like that. So, we're really excited about the potential for diversification that these businesses may provide.

Total number of employees coming as part of this is about 1,560. We're definitely looking forward to welcoming them on board and into the Westmoreland family.

We've spent a lot of time and diligence looking at these assets and these operations, and from our perspective, our perspective based on that diligence is that these operations are very well managed, they're safe operations, which is fundamentally important to us as our number one core value. And they're environmentally responsible, which is another one of our core values - being environmentally friendly and a good partner with the communities around which we operate.

The workforce and management teams are highly experienced. These guys are really good miners, and they're going to really fit well within our organization. The operations also appear to have very good relationships with the employees and unions, and that’s another one of our values - basically treating people right, and that goes across the board to all of the relationships that we have with all of our related parties. So, we're also looking forward to establishing contact with the unions and having a dialog with them about how we operate and how we respect what it is they do and what their role is in this.

If you look at the prairie operations, the geology and mine methods are very similar to our Texas, Montana and North Dakota operations. The geology is not very complex and utilizes relatively simple dragline mining methods with pretty straightforward reclamation techniques. We have a lot of experience with these kinds of mines as do they, and collectively, we believe that both organizations are going to bring mining practices and experience to the table that can be utilized across the entire combined organization.

From a strategic and economic point of view, the prairie operations are strategically located adjacent to customer generating facilities just like we have in the U.S. They have long-term contracts with investment grade utilities. The contracts are structured to provide stable and predictable revenues. This looks exactly like Westmoreland's core business. This is what we do, and that’s why these assets are so exciting to us.

When you look at the Mountain Division and specifically the Coal Valley Mine, the mountain geology and the mining methods actually look very similar to our Kemmerer operation in Wyoming. The geology is somewhat more complex with dipping seams and requiring more complex mining methods and reclamation methods. But again, we have very good experience with this kind of mining and don’t see anything here that would give us any pause.

The Mountain operations and the associated port capacity also adds attractive optionality to our core business and provides an entry into what we expect to be a growing export market. That’s one of the things as we look out in the future with regard to opportunities that we think this acquisition provides us sort of an intro into those kinds of markets.

With that, I think that’s basically everything I have to say about the operations for now, and I'm going to turn it over to Kevin and he can talk about numbers a little bit.

Kevin Paprzycki - Chief Financial Officer
Thanks, Bob. Good morning, everyone.

When you look at the preliminary combined company, we would have sales between 52 and 53 million tons a year, and again, that represents about a doubling of our business. We're currently estimating similarly that our combined pro forma revenues would also double to around a level of $1.3 billion of revenue per year. Again, I just want to emphasize some caution on that. As Keith mentioned, the revenue estimates are subject to translation for both currency and final accounting standards conversion from IFRS and to U.S. GAAP which we're diligently working on.

This transaction fits perfectly into the M&A goals that we've discussed in past calls. First and maybe most importantly, we believe that this will be accretive on a cash flow basis.

Second, the shared operations provide incredibly stable and predictable cash flows. Very much like Westmoreland's base business, it's long term, cost-protected contracts, with highly rated customers. We believe that the increase in scale and diversity combined with these stable, predictable cash flows should be a very credit positive step for us, especially when you consider our solution for ROVA which I'll discuss shortly.

In terms of the amount of transaction detail we can give you at this point, we're looking at a purchase price of around $435 million [$US] and we'll have the ability to assume $142 million [$US] of capital leases from the seller. Our remaining consideration, bonding collateral requirements, and transaction fees are at present all planned to be financed with our committed financing.

We expect this transaction to be a whole lot like the Kemmerer acquisition we did two years back. Except that we're in a much better position both from the liquidity and the leverage situation than we were when we did the Kemmerer transaction. When we did the Kemmerer deal, we took pro forma leverage up to the maximum we could under our senior note indenture and that resulted in about a 3.6 net leverage ratio. And as Keith mentioned, in two years, we've taken out over a full turn of leverage to the point where at the end of Q3, we're sitting below at 2.5 net leverage ratio, right at 2.47.

With the current committed financing we have from BMO and Deutsche Bank, we expect to take our net leverage ratio back up into the 3.6 -3.7 range, and again after which probably in a similar timeframe to Kemmerer, we expect to similarly de-lever. As Keith said, longer term, we recognize that this could provide us an opportunity to move towards an optimal capital structure, but right now, we're relying on the committed financing from BMO and Deutsche Bank.

I'm going to shift gears a little bit and talk about the financial perspectives of the ROVA transaction and hopefully provide some color that was not in yesterday's release.

We're very pleased with the financial outcome here. Over the past three years, ROVA has generated between $10 million and $11 million of free cash flow (annually). With the restructuring that we've put in place and current market power prices, we expect to average somewhere between $7 million and $8 million of free cash flow going forward (annually).

Some years, the cash flow is higher. Some years will be lower depending on the timing of major maintenance. We'll also benefit from the remainder of the below-market coal contracts.

Overall, we've removed the risk of having to procure market coal, which could have increased our cost between $25 million and $30 million and that would have flipped ROVA's free cash flow negative upwards of $20 million a year. So, this has been a negative concern or a negative overlay from the rating agencies, and we feel we successfully addressed this concern in exchange for a pretty minimal reduction in our free cash flows. That’s all I had, and now, I'll hand it back over to Keith.

Keith Alessi - Executive Chairman
People are always asking us where we are cash wise. Kevin, the current projection is in the mid-60s for cash on the balance sheet at either end, is that correct?

Kevin Paprzycki - Chief Financial Officer
Yes. I always like to keep a little bit of cushion back, but we're probably somewhere in the low to mid-60s right now that we're targeting at year end.

Keith Alessi - Executive Chairman
So, we're sitting in a fairly liquid position. Some of that cash will be used as a down payment on this transaction. This transaction has a number closing conditions. It needs to go through regulatory approval in Canada, which we expect will take several months and we'll be filing the appropriate documentation for that just after the first of the year.

One thing that particularly for those of you who may not know us well, and we're the Westmoreland Coal Company. This is our core competency. This is the only business we're in, coal. And while these assets were non-core for the prior owner, they're very much in the sweet spot of our growth strategy, so we're very, again, excited to get these assets on board.

The last thing I'd like to talk about just briefly without this sounding like an Academy Award's presentation, we had some great advisors in this thing. BMO was an outstanding partner throughout this process. A team was led by Jonathan Rose and Tom Dale, Greg Jones, Hadi Kazmi, and the rest of their team; they just did an unbelievable job supporting the company; Dan Chu over at Deutsche Bank, Amy Bowler over at Holland and Hart, the lawyers and Bob Hagerman at Gowlings in Canada and the staffs of both companies, Sherritt and Westmoreland. For all of our shareholders and bondholders, you’d have been really proud of the work that the team did on your behalf. I'm real excited about it.

As far as integration goes, I will be heading up north of the border here next week once people get back from vacation and make initial greetings to folks. Doug Kathol who's on the call here and I are both dual U.S.-Canadian citizens. I've done business across the border as has he, as have numerous other people in our corporate offices. We intend to run this as an independent operation, but we'll obviously want to leverage competencies both ways. I'm sure there are some things they do better than us and there are some things we do better than them. We're big fans of shared information and platforms and best practices and we look forward to optimizing those opportunities.

With that, that’s the end of our formal presentation. I'd like to open it up for any questions folks may have.

Operator
(Operator Instructions) Our first question comes from David Olkovetsky of Jefferies & Company. Please go ahead.

David Olkovetsky - Jefferies
<Q>: Hi, good morning everybody. Congratulations, it sounds like a really interesting transaction. The first question I have relates to, and I apologize ... the pro forma capital structure. Can we go through what you anticipate that will look like? I understand you said you have committed financing, but what are your expectations?

Keith Alessi - Executive Chairman
We indicated in my disclaimers up front, since we do not have an offering memorandum nor a prospectus on the street, we can't speak to what the ultimate capital structure might look like. But, all the information that we've been giving you in terms of pro forma leverage and what not is on the assumption that the bridge would be in place. We'll have what we consider to be the most optimal capital structure once we've had an opportunity to file the appropriate documents. We don’t want to trip ourselves up with any SEC issues on this call today.

David Olkovetsky - Jefferies
<Q>: Gotcha, then this may fall under the same category of disclaimers, but can you guys give us a sense for what the EBITDA generation was from these assets in the LTM period or-you mentioned in the press release that you anticipate that it will be free cash flow positive or that it will be free cash flow accretive.

Keith Alessi - Executive Chairman
You can kind of extrapolate there on some of the information we did, but we have to get this stuff all converted-that’s a non-GAAP measure and we have to first get the IFRS stuff converted to GAAP and then make the non-GAAP reconciliation. So, we intentionally have not published the number, but the purchase price is under our four times maximum leverage that we're bound under our agreement. So, that will give you the ceiling, but it's something below there.

David Olkovetsky - Jefferies
<Q>: That was going to be my follow-up question. Are there any covenants that you might be coming up against with that transaction?

Keith Alessi - Executive Chairman
No.

David Olkovetsky - Jefferies
Okay, perfect. I will turn it over, thank you.

Operator
Thank you. Our next question comes from Lucas Pipes of Brean Capital. Please go ahead.

Lucas Pipes - Brean Capital
<Q>: Congratulations everybody and happy holidays. My first question is on the contract structure. So, are these by and large similar to the U.S. contracts or are there slight differences? If you could maybe just walk us through it, how this looks like, also the term, how long these contracts are for the ones that you're acquiring, I'd really appreciate that.

Keith Alessi - Executive Chairman
Bob, on a high level, could you give a summary?

Robert King - Chief Executive Officer
These contracts are generally longer than the ones we have in the U.S. and run anywhere from 2019 sort of timeframe through 2050. Some of them, generally longer and very similar though with regard to the components of the contracts relative to cost recovery and those sort of aspects.

Keith Alessi - Executive Chairman
I should have mentioned, on our investor relations tab on the website after this call wraps up, we're going to have an IR deck that really charts and graphs in some color that we may have missed in our talk here today.

Lucas Pipes - Brean Capital
<Q>: Okay, that’s very helpful. In terms of the customers, are there-I'm not as familiar with regulatory changes in Canada. Is there anything on the horizon or are these also low cost ... power plants or are there any material differences to your current customers in the U.S.?

Robert King - Chief Executive Officer
These customers are key to the grid in Western Canada, and they are, by nature of the mine mouth model, low-cost producers of electricity.

Lucas Pipes - Brean Capital
<Q>: Very helpful and then lastly, if I may, and I appreciate you taking my questions. With that export business, has that been close to 4 million tons per year recently and do you have a sense for the economics back at the mine for exports to Asia, and then also, what port are you utilizing on the Western Canadian coast?

Robert King - Chief Executive Officer
I'm going to let Doug answer that one.

Doug Kathol - Executive Vice President
The numbers have been historically at four million. We may expect a slight reduction. Predominantly, they go through Westshore Terminal in Vancouver with some of the production going through Ridley.

Lucas Pipes - Brean Capital
<Q>: Could you comment on the net backs at the mine or what you say is the function of the new capital price, what's a good way to model that price going forward?

Robert King - Chief Executive Officer
It definitely depends on the international settlement pricing and obviously transportation and everything else. Right now, that market is a little flat, but we anticipate that it will be improving over time.

Lucas Pipes - Brean Capital
Great, well congratulations again and happy holidays everybody.

Operator
Our next question comes from Brian Taddeo of Robert W. Baird. Please go ahead.

Brian Taddeo - Robert W. Baird
<Q>: Good morning, happy holidays. I just have a quick one. Just going back to the customers of the offtake plants for the mines. Are there any environmental issues tied to any of the plants? In the U.S., lots of concerns or questions always about having to retrofit plants or shut them down. Any issues with these?

Robert King - Chief Executive Officer
As part of our due diligence, we did do and had consultants weigh in on what these plants look like from the standpoint of their mine lives and their criticality to the grid. Our analysis indicates that these are all long-lived plants, that they’ll be around for a while and that there are no impending environmental issues associated with them.

Brian Taddeo - Robert W. Baird
<Q>: A couple of other quick ones. Can you talk a little bit about potential synergies here? Any estimates, a ball park as to the synergy you think you could get out of this deal?

Keith Alessi - Executive Chairman
No, we're not in a position to talk about that at this point, and due to the cost-plus nature of the contracts, a lot of the efficiencies we might get at mine level would be shared with customers. So, we'll be a better position to talk about that post closing of the deal, but at this point we're just looking at it as a stand-alone business we bolt together and we'll figure it out as we move forward. We have a successful history of doing that, but I'm not comfortable going on further than that at this point.

Brian Taddeo - Robert W. Baird
<Q>: Understood, just one last one. Any conversations with the rating agencies at this point for this one given the scale differential, etc.? Any comments from them yet?

Keith Alessi - Executive Chairman
Well, this is what I can tell you about the rating agencies-there were basically, when we did the original bond deal and of course you know that one pretty well, there were three or four issues that the agencies had. One was the fact that the first time we did the bond deal, we had not been the public marketplace with debt. That’s changed. In fact, we did a tag on when we did Kemmerer so we have a nice three-year history of doing exactly what we said we were going to do.

They were concerned when they first rated us that we didn’t have long-enough reserve lives. We addressed that by adding significant reserves over the last three years. They questioned our ability to handle an acquisition, which we did very successfully when we did Kemmerer, and more importantly, they’ve always been very concerned about the ultimate resolution of ROVA and we always had represented that this is the kind of resolution we would get at ROVA, but we felt it had to wait until the time was right and now that has occurred.

So, as you may recall, we were the only coal company last year to get an upgrade. We're hopeful that they'll look very favorably upon all the things we've done, and now, the increased business, because they also were concerned about our diversification, the heavy concentration on small number of customers when all of a sudden, we have a much more diverse customer base. That should eliminate any negatives that they associated in the rating process with that. So, we think everything is aligned very nicely for the agencies. We've addressed absolutely every single item that they had concerns about with the exception there's still the WML debt down below the existing bonds, but that amortizes off and we think that's really relatively a moot point now in the whole scheme of things.

Brian Taddeo - Robert W. Baird
<Q>: If I could, just one last one on ROVA actually. Now, that you’ve adjusted the contracts with Dominion, is there still an effort or push to sell off that facility now that you can service the contract with market power?

Keith Alessi - Executive Chairman
I don't think that you should look at a monetization until the end of the term. That’s not high in our list of priorities. The cash flows that it will generate over the next five years are plenty satisfactory to us to keep it going. Although it's non-core, monetization is the ultimate objective. There's not the pressure there would have been at some previous points in our history.

Brian Taddeo - Robert W. Baird
Understood, thank you very much. Have a great holiday.

Operator
Thank you. The next question comes from Frank Duplak of Prudential Financial. Please go ahead.

Frank Duplak - Prudential Financial
<Q>: Morning guys, congrats. I just want to make sure I have this right. The purchase price is $435 plus assumed leases or including assumed leases?

Keith Alessi - Executive Chairman
It includes them.

Frank Duplak - Prudential Financial
I just wanted the clarification, thank you.

Operator
Thank you (Operator instructions). The next question is from Matt Farwell of Imperial Capital. Please go ahead.

Matt Farwell - Prudential Financial
<Q>: Thank you guys, congratulations. Again, just a continuation of the last question. Are there any other assumed liabilities in the purchase price or is the remainder in the form of cash?

Kevin Paprzycki - Chief Financial Officer
The remainder will be in the form of cash and that’s what we're going to rely on the committed financing for.

Keith Alessi - Executive Chairman
There's bonding collateral built into that number as well as these. So, the math doesn’t tie out it totally, but that will include fees and bonding collateral.

Matt Farwell - Prudential Financial
<Q>: Things like reclamation obligations and OPEB?

Keith Alessi - Executive Chairman
Yes. Bob, why don’t you talk about Obed? That’s probably good that we chat about that briefly.

Robert King - Chief Executive Officer
As part of this agreement with Sherritt, we have been indemnified against all issues associated with the Obed incident, and Sherritt will be reimbursing us for any and all costs associated with mitigation of the issues that results from that. We did diligence on that and we're comfortable that the agreement that we have with Sherritt to coordinate our activities and to jointly determine how we're going to deal with the issues and respond appropriately. We think we have that covered.

Matt Farwell - Prudential Financial
<Q>: Okay. Can you just clarify what you mentioned earlier in the call in terms of, you mentioned some net leverage numbers? I think you said you're at total net leverage right now of about 2.47 and you think that the transaction will take you to pro forma net leverage of 3.6 to 3.7?

Keith Alessi - Executive Chairman
Yes. And we also indicated we expect to bring it down similarly over the first 24 months, probably bring it down about a turn.

Matt Farwell - Prudential Financial
<Q>: Okay. Then the other comment in the release with this transaction would be free cash flow accretive. I guess it didn’t give us much since this implies that its free cash flow positive?

Keith Alessi - Executive Chairman
We can't give you much until we can translate numbers into U.S. GAAP and non-U.S. GAAP measurements, mainly EBITDA and talk more about preferred capital structure. There will be more information on this out as we move along.

Matt Farwell - Prudential Financial
Okay. Well thanks for the updates and we’ll look forward to integrating this acquisition next year.

Operator
Thank you. The next question is from David Olkovetsky of Jefferies & Company. Please go ahead.

David Olkovetsky - Jefferies
<Q>: Hi, thank you for taking the follow-up and I have actually a few of them. I wanted to talk a little bit more about the various utilities. Are any of them at risk? I know you said you anticipated they're all long-lived. Are any of them at risk for shutdown given current weak pricing, and also if you could give us a little bit of color on what part of the cost curve these guys are or maybe relative to your current operations?

Robert King - Chief Executive Officer
These are, as I stated earlier, all key to the western grid in Canada. They are low-cost producers of electricity based on the mine mouth model, and they are-from an economic standpoint, they are base load dispatchable plants. They would dispatch basically at the bottom of the curve.

David Olkovetsky - Jefferies
<Q>: Okay. Are all seven of the operations, I think it's only six that are mine mouth, right, the mountain one is export?

Robert King - Chief Executive Officer
That’s correct.

David Olkovetsky - Jefferies
<Q>: Are there any major capex requirements associated with these assets coming in the coming years?

Robert King - Chief Executive Officer
As we look through these assets, there are no major capital requirements for any of the prairie operations, which are the lion's share of the value associated with this transaction. With regard to the mountain operations and the Coal Valley Mine, it has a limited amount of reserves presently and will require permitting of additional reserves and some capital in order to extend the life of that mine. That investment obviously depends on what the markets look like and the view of the export markets. We'll be assessing what we think we need to do from a capital standpoint for that operation.

Keith Alessi - Executive Chairman
This mindset is very similar capital requirements of the profile of what we have in our existing business, so it will dovetail very nicely into what we already do.

David Olkovetsky - Jefferies
<Q>: So, since this is basically a doubling of the business, can I assume something on the order of the doubling of capex requirement in 2014 versus 2013?

Keith Alessi - Executive Chairman
That can get lumpy depending on major projects, but over time, I think that’s probably safe assessment.

David Olkovetsky - Jefferies
<Q>: Okay, great. Then with respect to the $435 million acquisition price, I looked through the Sherritt press release and they're indicating $465.

Keith Alessi - Executive Chairman
That’s Canadian dollars. Theirs is in Canadian, ours is U.S.

David Olkovetsky - Jefferies
<Q>: I didn’t realize that the $CAN and the $US were that far off right now. What are you using as your present value of the capital leases?

Keith Alessi - Executive Chairman
The $142 number. The number in the release is what they would be.

David Olkovetsky - Jefferies
<Q>: Okay, $142, got it. Then, are there any unfunded pension or medical liabilities, black lung, etc. associated with this acquisition?

Kevin Paprzycki - Chief Financial Officer
Very, very minimal pension obligation. No post-retirement medical, almost completely immaterial on the pension side and it's a very small obligation and it's almost completely funded.

David Olkovetsky - Jefferies
<Q>: Are these mines union mines or no?

Keith Alessi - Executive Chairman
Yes, and some of them are the same unions that we deal with currently.

David Olkovetsky - Jefferies
<Q>: So, what I'm understanding from Kevin's comments is that essentially the unfunded employee-related liabilities that you guys have and also the asset retirement obligations should not increase dramatically from this? Is that a fair assumption or a fair understanding?

Kevin Paprzycki - Chief Financial Officer
That’s correct on the OPEB. However, we will be taking over their reclamation liabilities, and again, that’s one of the numbers that we'll have to translate from IFRS into GAAP, but we will be taking over those liabilities.

David Olkovetsky - Jefferies
<Q>: What's the number approximately in IFRS?

Kevin Paprzycki - Chief Financial Officer
I think you're looking at probably plus or minus C$150 million total between the Prairie and Mountain mines.

David Olkovetsky - Jefferies
<Q>: That’s of ARO, right, $150 million plus maybe?

Kevin Paprzycki - Chief Financial Officer
Correct.

<Q>: And then you said there's, not de minimis but very little employee-related workers' comp?

Kevin Paprzycki - Chief Financial Officer
Correct. You can combine those into $151 or $152 [million] Canadian.

David Olkovetsky - Jefferies
Okay, perfect. Thank you very much.

Operator
Thank you. The next question comes from Nelson Obus of Wynnefield Capital. Please go ahead.

Nelson Obus - Wynnefield Capital
<Q>: You mentioned that Obed would be indemnified by the seller. So, is that $150 million an amount that would be indemnified?

Keith Alessi - Executive Chairman
We're referring to the spill of water that that occurred at one of their facilities (Obed Mine). There was a discharge into a river and they're in the process of remediating that. That’s what we were referring to.

Nelson Obus - Wynnefield Capital
<Q>: Yes, and you're indemnified for that or not?

Keith Alessi - Executive Chairman
Yes. But that’s not $150 million. It's not anything even close to that.

Nelson Obus - Wynnefield Capital
<Q>: The $150 million are other reclamation liabilities?

Keith Alessi - Executive Chairman
Yes, just standard reclamation from the mines.

Nelson Obus - Wynnefield Capital
<Q>: Which would occur over what period?

Keith Alessi - Executive Chairman
Long periods of time. Kevin, do you want to guesstimate the life on that?

Kevin Paprzycki - Chief Financial Officer
It is a long period of time. Obviously, with the customer lives going way out into 2020s and 2030s, as Bob indicated, the reclamation is tied way out there. It's generally done over four years and there are offsetting bond collateral requirements that you can release as you execute the reclamation. So, I think its way out in the future and it will be offset by release of the bond [collateral].

Nelson Obus - Wynnefield Capital
Okay, thanks.

Operator
Thank you. The next question is from John King of Western Asset Management. Please go ahead.

John King - Western Asset Management
<Q>: Actually, I think most of my questions have been answered, but just one clarification on the asset retirement, that C$150 or C$140 million number, that’s a gross liability not including collateral or held against the obligation? Is that right?

Kevin Paprzycki - Chief Financial Officer
That is correct.

John King - Western Asset Management
<Q>: Do you have a number handy that you can share on how much collateral is held against that?

Kevin Paprzycki - Chief Financial Officer
Not at this point.

John King - Western Asset Management
Okay, great. That is all I had at this point. Thank you.

Keith Alessi - Executive Chairman
It looks like that was the last question we had in the queue. As always, we're available offline. Clearly, today we have people running around talking about the deal as well as hopefully getting home to families, so we wish everybody a good holiday season and we'll certainly in the forthcoming days be having more information come out.

Operator
Thank you. Ladies and gentlemen, this concludes today's conference call. If you would like to access this call for digital replay, you may dial 1-877-660-6853 and enter conference ID number 13574128. Thank you and have a good day.